EXHIBIT 99.1

ICU Medical, Inc. Wins Summary Judgment in Medegen Patent Lawsuit

SAN CLEMENTE, Calif., Sept. 17, 2007 (PRIME NEWSWIRE) -- ICU Medical, Inc. (Nasdaq:ICUI), a leading low cost manufacturer of safe medical connectors, custom medical products and critical care devices, announced that today the United States District Court for the Central District of California granted ICU Medical's motion for summary judgment of non-infringement of Medegen MMS's patent. Medegen had filed a lawsuit in 2006 against ICU Medical alleging that ICU Medical infringes one of Medegen's patents by offering for sale and selling the CLC2000 medical connector. Frank O'Brien, ICU Medical's Chief Financial Officer, commented, "We believed all along that we were not infringing Medegen's patent and are very pleased that the Court agrees with us."

Still pending are ICU Medical's claims that the patent Medegen asserted against ICU Medical is invalid and unenforceable due to inequitable conduct of Medegen before the United States Patent and Trademark Office. ICU Medical intends to vigorously pursue its claims. ICU Medical is represented by Morrison & Foerster LLP.

CONTACT:  ICU Medical, Inc.
          Francis J. O'Brien, Chief Financial Officer
          (949) 366-2183

          Integrated Corporate Relations
          John F. Mills, Managing Director
          (310) 395-2215